Exhibit 8.1

March 7, 2012

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

RE:	BP Capital Markets p.l.c. and BP p.l.c. Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United Kingdom tax counsel to BP Capital Markets p.l.c. (the “Debt Issuer”) and BP p.l.c. (the “Guarantor”) in connection with the registration statement on Form F-3, (the “Registration Statement”) filed by the Debt Issuer and the Guarantor under the Securities Act of 1933 (the “Act”) of debt securities of the Debt Issuer fully and unconditionally guaranteed by the Guarantor.

We hereby confirm to you that our opinion as set forth in the Registration Statement under the caption “United Kingdom Taxation” is accurate in all material respects, subject to the limitations noted therein.

Our opinion is based on UK tax law and HMRC published practice as at the date hereof. We do not undertake to advise you of any changes in such law and practice after the date hereof unless specifically instructed to do so. We express no opinion as to tax laws, regulations or practice in any jurisdiction other than the UK.

BP p.l.c. BP Capital Markets p.l.c.	-2-

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP